Exhibit 6.3

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made and entered into effective as of May 4, 2020 by and between The iRemedy Healthcare Companies, Inc. a Florida corporation and its subsidiaries with its principal place of business in Stuart, FL 34997 (the "Company"), and Jim Harding (the "Employee").

WITNESSETH:

WHEREAS, the Company is engaged in the business of (l) providing consulting services to the healthcare industry in the area of establishing and operating ecommerce web sites, catalogues and other retail outlets within hospitals and health care centers, (2) providing related educational materials, seminars and conferences, (3) the sale and distribution of products to end users and retail centers in affiliation with health systems and (4) other healthcare retail related services, including but not limited to, the manufacturer, distribution and order fulfillment of healthcare retail products;

WHEREAS, subject to the terms and upon the conditions herein contained, the Company desires to employ the Employee and the Employee desires to become employed with the Company; and

NOW, THEREFORE, pursuant to the foregoing recital, which is an integral part hereof, and in consideration of the mutual covenants contained herein, the sufficiency of which is hereby acknowledged, the Company and the Employee hereby agree as follows.

1.	EMPLOYMENT. Subject to the terms and upon the conditions herein contained, the Company hereby employs the Employee to serve as the Company's Chief Technology Officer, and the Employee hereby accepts such employment.

2.	DUTIES

a.	The Employee shall perform such duties as shall be charged to him or her from time to time by the Company's management, and, in that connection, shall have all of the responsibilities and authorities of a person charged with such duties.
b.	The Employee shall conform with and abide by the policies, procedures and qualification requirements, including personnel qualifications, set forth in the Company's policy manual, if any.
c.	The Employee covenants and agrees that at all times during the term of this Agreement, he or she shall devote his or her full time and best efforts to the business of the Company and shall perform all of the duties and obligations required of him or her hereunder in a competent manner and that the Employee shall not, directly or indirectly, engage or participate in any activities in competition with the Company.
d.	The Employee shall not be in violation of this Agreement for serving on corporate, civic or charitable boards or committees, so long as such service does not interfere with his or her performance duties hereunder.

3.      TERM.

a.	Term of Employment Employee's employment with Company is for a term of ten years from the effective date of this Agreement and may not be cancelled without cause.
b.	Upon Death or Disability If not earlier expired or terminated, this Agreement shall automatically terminate upon the death of the Employee or in the event of any illness or accident rendering Employee disabled and unable to perform the essential functions of his or her job for more than three consecutive month; and
c.	For Cause Termination. This Agreement may not be terminated by the Company without cause as set forth in above. In addition, the Company may terminate Employee's employment with the Company at any time upon the occurrence of any one or more of the following grounds:
i.	The commission of dishonest or illegal conduct by the Employee;
ii.	The commission of misconduct by the Employee during the course and scope of his or her employment; and/or
iii.	The Employee's material breach of the terms of this Agreement (including any related employment policy and procedure manual or written modifications to job duties as decided by the Company's management), provided that written notice of such a breach (as referred to in this subparagraph iii) is given to Employee and such breach is not cured by Employee within a ten (10) day period.

4.	COMPENSATION AND BENEFITS.

a.	The Company shall pay the Employee as described in Exhibit A of this Agreement, which shall be paid in accordance with the Company's regular and customary wage payment practices. From time to time, during the term of this Agreement, the Company' s management may review the Employee's compensation hereunder and may, in its discretion, make any adjustment in such compensation as it deems appropriate.

b.	The Company shall provide the Employee with such other perquisites or benefits as may from time to time be provided to the Company's other employees generally.

5.	EXPENSES. The Company shall reimburse the Employee for any expenses reasonably incurred by the Employee in connection with the performance of his or her duties hereunder as set forth in the Company's employment policy manual, if any.

6.	CONFIDENTIALITY

a.	Employee acknowledges that The Company shall have exclusive, unlimited ownership rights to all works performed hereunder and all materials, information and/or deliverables prepared hereunder or developed as a result of services performed specifically for the Company (l) prior to the execution of this Agreement and [or (2) as a result of the services provided by the Employee hereunder, including, but not limited to, records, specifications, developments, inventions, research activity, processes, methods, bills of material, supplier lists, equipment, customer and prospective customer lists and related information, vendor lists and related information, financial information, short-term and long-range plans, business policies, competitive strategies, sales information (including specific customer account sales), pricing information, gross margin information, operating expense information, procurement resources, personnel information or sales and marketing strategies and related information, all of which information is and shall be the property of the Company, solely and exclusively, absolutely and forever.

b.	Any breach of any of the covenants or agreements set forth in this Paragraph 6 will cause the Company irreparable harm for which there is no adequate remedy at law, and the Employee therefor hereby consents to the issuance of any injunction in favor of the Company enjoining the breach of any such covenant or agreement by any court of competent jurisdiction. If any such covenant or agreement should be held to be unenforceable because of its scope or duration, or the area or subject matter covered thereby, the court making such determination shall have the power to reduce or modify the scope, duration, subject matter or area of such covenant or agreement to the extent that allows the maximum scope, duration, subject matter or area permitted by applicable law.
c.	The Employee hereby acknowledges and confirms that (i) prior to accepting employment with the Company, he or she was informed by the Company that he or she would be required to agree to the terms and provisions set forth in this Paragraph as a condition to becoming employed with the Company; (ii) he or she agreed to the terms and provisions set forth in this Paragraph prior to accepting employment with the Company; and (iii) the covenants and agreements of the Employee in this Paragraph have been separately bargained for and are supported by good, adequate and sufficient consideration.

7	INTELLECTUAL PROPERTY OWNERSHIP. The Employee acknowledges that the Company shall have exclusive, unlimited ownership rights to all works performed hereunder and all materials, information and/or deliverables prepared hereunder or developed as a result of services performed hereunder. All of the foregoing shall be deemed to be work made for hire and made in the course of services rendered and shall belong exclusively to the Company, with the Company having the sole right to obtain, hold and renew, in its own name and/or for its own benefit, patents, copyrights, registrations and/or other appropriate protections. To the extent that exclusive title and/or ownership rights may not originally vest in the Company as contemplated by this Agreement, the Employee hereby agrees to irrevocably assign, transfer and convey to the Company all right, title and interest therein.
8	LIMITED AUTHORITY. Unless specifically authorized by the Board, the Employee shall not negotiate, accept, approve or execute any order, contract, instrument, certificate or other document on behalf of or in the name of the Company, and the Employee shall not represent to others, or take any action which might reasonably cause others to believe, that the Employee has the authority to do so.

9.	RESUME. The Employee hereby represents and warrants to the Company that all information contained within any Resume or any application for employment provided to the Company by the Employee is true, accurate and complete in all material respects. The Employee also represents that he or she is not prohibited from entering into this Agreement by any pre-existing contracts, covenants, representations or other legally binding obligations.

10.	DOCUMENTS. Under no circumstances shall the Employee remove from the Company's office any of the Company's books, records, documents, computer files, or customer lists, or any copies of documents without the Management's written permission; nor shall the Employee make any copies of these books, records, documents, computer files, or customer lists for use outside the Company's office except as specifically authorized in writing by the Board. Upon termination of Employee's employment for any reason, or at any time upon the request of Company, Employee will deliver to or leave with the Company any and all records, notes, products, supplies, cars, equipment, computer files, and other tangible items which disclose or embody any of the information referred to in this Agreement, including all copies or specimens thereof in the Employee's possession, whether prepared or made by the Employee or others.

11.	RESTRICTIVE COVENANT. The Employee recognizes that his or her position with the Company is one of trust and confidence, and further that he or she will occupy a particularly sensitive position with respect to the Company and its principals, business, clients, potential clients, suppliers, manufacturers, vendors, lenders, independent contractors, and other employees in that he will have access to the Company's trade secrets and confidential information as discussed above. Therefore, The Employee agrees that he or she shall not in any way directly or indirectly during employment or within two (2) years after either voluntary or involuntary employment termination with the Company: (a) solicit, divert, or take away the Company's distributors, vendors, principals or employees who were served by the Employee during his or her employment or whose names and/or addresses were known to the Employee through any means during employment; (b) attempt to cause any of the Company's clients, suppliers, or independent contractors to refrain from patronizing the Company; (c) assist any other person or persons in an attempt to do any of the foregoing; or

(d) directly or indirectly, with or without compensation, engage in, be employed by or have any interest (whether as shareholder, director, officer, employee, subcontractor, partner, consultant, proprietor, agent or otherwise) in any business, company or firm engaged in a business similar to the Company within a radius of one hundred miles of any premises of the Company provided that nothing herein contained shall prevent Employee from being the holder or beneficial owner for investment purposes of not more than one percent of any class of securities listed on any national securities exchange or regularly traded in any national securities market (attribute to Employee for purposes of this provision any securities beneficially owned by Employee's spouse, children, parents or parent's issue). The Employee acknowledges that he or she has received valuable consideration in exchange for agreeing to this Restrictive Covenant in the form of his or her employment with the Company. The Employee also acknowledges that he or she has had adequate time to review this agreement and consult with a lawyer before signing this Agreement and beginning his or her employment with the Company.

12.	ARBITRATION. Any dispute, controversy or claim for damages arising under or in connection with this contract shall be settled by arbitration in the State of Florida in accordance with the Rules of the American Arbitration Association then in effect. Any award entered by the Arbitrator shall be considered to be full and final and, therefore, may be filed as a judgment in any court having jurisdiction over the parties hereto. Each party to any such arbitration shall be responsible for that party's attorney's fees and costs.

13.	GENERAL PROVISIONS

a.	All notices required or permitted to be given or delivered hereunder shall be deemed to be given or delivered when personally delivered or deposited in the United States mail, postage prepaid, certified or registered mail, return receipt requested, addressed to the proper party at its address set out below, or such other address as such party may have specified by written notice in accordance herewith:

If to the Employee, to Jim Harding

26815 SE Duthie Hill Road Issaquah, WA 98029

If to the Company, to

Anthony Paquin, CEO iRemedy Healthcare, Inc. 2862 SE Monroe Street Stuart, FL 34997

b.	Headings as to the content of particular paragraphs of this Agreement have been used for convenience purposes only and are in no way to be construed as part of this Agreement or as a limitation of the scope of the particular paragraphs to which they refer.

c.	No waiver, modification or amendment of any term, condition or provision of this Agreement shall be valid or of any effect unless made in writing, signed by the party(ies) to be bound or its (their) duly authorized representative(s) and specifying with particularity the nature and extent of such waiver, modification, or amendment. Any waiver by any party of any provision hereof shall not affect, or impair any right arising from, any other provision hereof

d.	Notwithstanding any termination or expiration of this Agreement, the parties hereto shall perform each and every provision of this Agreement which contemplates performance following the termination or expiration of this Agreement.

e.	As used in this Agreement, the term "person" means individuals as well as corporations, partnerships, limited liability companies, trusts, unincorporated associations and other entities.

This Agreement contains the entire understanding of the Company and the Employee with respect to the subject matter addressed herein and supersedes any and all prior agreements and understandings between the Company and the Employee with respect to such subject matter.

g	The provisions of this Agreement shall be applied and interpreted in a manner consistent with each other so as to carry out the purposes and intent of the parties hereto. If for any reason any provision hereof is determined to be unenforceable or invalid, such provision (or such part thereof as may be unenforceable or invalid) shall be deemed severed from this Agreement and the remaining provisions shall be carried out with the same force and effect as if the severed provision (or part thereof) had not been a part of this Agreement.

h	This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument.

This Agreement shall be governed by and construed in accordance with the laws of the State of Florida (without regard to the provisions thereof which concern conflicts of laws)

j.	Any action or proceeding relating to the interpretation or the enforcement of this Agreement shall be brought exclusively in the state or federal courts of the State of Florida and, in that connection, each of the parties hereto hereby consents and submits to the jurisdiction of such courts.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Date: 4/17/2020

Date: 4/17/2020

The iRemedy Healthcare Companies, Inc.

By: /s/ Anthony Paquin

Anthony Paquin

Title: Chief Executive Officer EMPLOYEE

By: /s/ Jim Harding

Jim Harding

Title: Chief Technology Officer

Exhibit A

Base Salary $325,000 per year.

900,000 options committed with employment agreement, vesting at 25,000 per month, with a full accelerator if we have a ‘change of control’ (acquisition or other such event.)

10 days PTO in the first year, accruing at the rate of 3:04 hours per pay period, beginning with the first pay period.

Medical benefits provided for employee on the 1st of the month following a full 60 days of employment. The company will pay 100% of the premium for the employee only. Employee may elect to pay additional for spouse or family coverage.